Exhibit 10.5

Execution Version

MASTER UNLOADING AND STORAGE AGREEMENT

This MASTER UNLOADING AND STORAGE AGREEMENT (this “Master Agreement”) is made, entered into and effective as of August 6, 2018 (the “Effective Date”), by and between Western Refining Pipeline, LLC (“Provider”), and Western Refining Company, L.P. (“Customer”). Provider and Customer shall be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Customer will contribute certain assets and interests to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and the Partnership will contribute those assets and interests to Provider, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof;

WHEREAS, Provider owns and operates the crude oil unloading station and storage facilities commonly known as the Mesquite Terminal, Yucca Terminal, Mason East Station, and Wink (“Jackrabbit”) Terminal, for receiving and unloading crude oil from trucks and injection and redelivery into a designated pipeline (each, a “Facility” and, together, the “Facilities”);

WHEREAS, subject to the terms and provisions set forth herein, Customer desires to utilize the Facilities to unload crude oil from trucks, store crude oil in operational storage, and have crude oil redelivered into a designated pipeline; and

WHEREAS, subject to the terms and provisions set forth herein, Provider desires to make available the Facilities to Customer and perform the services set forth in this Agreement with respect to each Facility and Customer desires to utilize each such Facility for such services.

AGREEMENT

NOW, THEREFORE, in and for consideration of the premises and mutual covenants contained in this Agreement, Provider and Customer hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, capitalized terms used herein will have the meaning assigned to such terms below:

“Affiliate” means an entity that Controls, is Controlled by or is under common Control with, another Person, whether directly or indirectly.

“Agreement” has the meaning set forth in Section 2.1.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“Business Day” means a Day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Crude Oil” means crude petroleum conforming to the applicable Federal Energy Regulatory Commission tariff quality specifications of the relevant portion of Customer’s designated pipeline taking redelivery of such crude oil from the applicable Facility.

“Customer” has the meaning set forth in the Preamble. For the avoidance of doubt, “Customer” shall mean such Person with respect to each Facility for so long as such Facility is subject to this Master Agreement.

“Customer Group” has the meaning set forth in Section 12.1.

“Customer Termination Notice” has the meaning set forth in Section 8.2.

“Day” shall mean a calendar day.

“Effective Date” has the meaning set forth in the Preamble.

“Event of Default” has the meaning set forth in Section 7.3(a).

“Excess Storage Barrels” means, with respect to the applicable Facility, the number of Customer’s Barrels stored in the Tanks at such Facility on any Day that are in excess of the Reserved Capacity for such Facility.

“Excess Storage Fee” has the meaning set forth in Section 5.2.

“Extended Term” has the meaning set forth in Section 7.1.

“Facility” has the meaning set forth in the Recitals.

“Fee” or “Fees” has the meaning set forth in Section 5.2.

“Force Majeure” means circumstances, whether foreseeable or not, not reasonably within the control of Provider and which, by the exercise of due diligence, Provider is unable to prevent or overcome, that prevent performance of Provider’s obligations hereunder, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 8.1.

“Force Majeure Period” has the meaning set forth in Section 8.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Group” means the Customer Group or the Provider Group, as applicable.

“Initial Term” has the meaning set forth in Section 7.1.

“LACT” means lease automatic custody transfer.

“Master Agreement” has the meaning set forth in the Preamble.

“Month” means a calendar month unless otherwise specified.

“Operating Procedures” has the meaning set forth in Section 2.4.

“Partnership” has the meaning set forth in the Recitals.

“Party(ies)” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Andeavor ceases to Control the general partner of the Partnership.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, association or other unincorporated organization, or Governmental Authority or any department or agency thereof.

“Provider” has the meaning set forth in the Preamble. For the avoidance of doubt, “Provider” shall mean such Person with respect to each Facility for so long as such Facility is subject to this Master Agreement.

“Provider Group” has the meaning set forth in Section 12.2.

“Receiving Party Personnel” has the meaning set forth in Section 11.4.

“Reserved Capacity” shall mean, with respect to each Facility, the amount of capacity of the Tanks at such Facility that is reserved for Customer hereunder, as set forth for such Facility on Schedule I, including, in each case, required tank heels.

“Services” has the meaning set forth in Section 2.3.

“Service Order” has the meaning set forth in Section 5.1.

“Special Damages” has the meaning set forth in Section 12.8.

“Storage Service” has the meaning set forth in Section 2.3.

“Surcharge” has the meaning set forth in Section 5.5(a).

“Tank” or “Tanks” means, with respect to each Facility, such private crude oil storage tanks located at such Facility and identified in Schedule I.

“Term” has the meaning set forth in Section 7.1.

“Termination Notice” has the meaning set forth in Section 8.1.

“Unloading Service” has the meaning set forth in Section 2.2.

ARTICLE 2

SERVICES; FACILITIES AND OPERATIONS

2.1 For the duration of this Master Agreement, Provider and Customer shall enter into Service Orders as set forth in Section 5.1, each of which shall create a separate and specific agreement in respect of the services described in such Service Order between Customer and Provider (such separate agreement is hereinafter referred to as an “Agreement”). Each Agreement shall consist, collectively, of the terms and conditions set forth in this Master Agreement and the applicable Service Order. Any reference contained herein to “this Agreement” shall refer to the applicable Agreement between Customer and Provider with respect to the applicable Facility and the services provided by Provider in connection therewith. Provider shall be severally (and not jointly) liable for the obligations of Provider set forth herein with respect to the applicable Agreement and the applicable Facility. Customer shall be severally (and not jointly) liable for the obligations of Customer set forth herein with respect to the applicable Agreement and the applicable Facility.

2.2 Unloading Service. With respect to each Agreement, during the Term of such Agreement, subject to the terms and conditions of such Agreement, Provider shall make such Facility available to receive and unload Crude Oil from Customer’s designated trucks, on a 24/7/365 basis (the “Unloading Service”).

2.3 Storage Service. With respect to each Agreement, during the Term of such Agreement, subject to the terms and conditions of such Agreement, Provider shall store Crude Oil received and unloaded from Customer’s designated trucks in dedicated storage up to the applicable Reserved Capacity, and redeliver such Crude Oil from the dedicated storage Tanks at such Facility into the Customer’s designated pipeline at such Facility (the “Storage Service”, and together with the Unloading Service and other related work and services, the “Services”). With respect to each Agreement, during the Term of such Agreement, the Reserved Capacity for the applicable Facility shall be available for the storage and throughput of Customer’s Crude Oil. Customer’s Crude Oil subject to this Agreement shall be stored only in dedicated storage at the applicable Facility. Customer shall be responsible for providing all line fill and tank heels required for the operation of the Tanks at each Facility. Upon termination of the Term of the relevant Agreement, Provider will redeliver to Customer the quantity of line fill and tank heels delivered by Customer to Provider at the applicable Facility, and Customer shall be responsible for removing such quantity from such Facility in accordance with Section 7.5. At any Facility, at any time after any Crude Oil has been received in a Tank, Provider may, for environmental or safety reasons, move all or any part of such Crude Oil to one or more of the other Tanks within such Facility, at Provider’s sole cost and expense.

2.4 Operating Procedures and Scheduling.

(a) Operating Procedures for Customer. Customer hereby agrees to strictly abide by any and all laws, regulations, rules, conditions and procedures relating to the operation and use of the applicable Facility that generally apply to receipt, delivery, and storage of Crude Oil at such Facility (the “Operating Procedures”).

(b) Operating Procedures for Provider. Provider shall carry out the handling of the Crude Oil at the applicable Facility in accordance with, and storage of such Crude Oil shall at all times be subject to, the Operating Procedures applicable to such Facility.

(c) Scheduling. All scheduling of Customer’s Crude Oil deliveries into and redeliveries out of any Facility shall be decided by mutual agreement of the Parties, in accordance with Provider’s standard procedures for such Facility and the terms hereof.

2.5 Service Interruptions. Provider shall use commercially reasonable efforts to minimize the interruption of Services at each Facility. Provider shall promptly inform Customer’s operational personnel of any anticipated partial or complete interruption of Services at a particular Facility, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Provider is taking to resume full operations at such Facility, provided that Provider shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.

2.6 Maintenance and Repairs.

(a) Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards for similar facilities, Provider shall maintain each Facility in good and serviceable condition. Provider may temporarily suspend its obligations hereunder during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of Services impairs Provider’s or Provider’s ability to perform such obligations. Repairs at any Facility shall be at Provider’s sole cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, carriers, contractors, agents, suppliers or customers.

(b) Should Provider take any Tank out of service for regulatory requirements, repair or maintenance, Customer shall be solely responsible for any alternative storage or Crude Oil movements as required and all third party fees associated with such movements.

(c) Each Facility shall be used for its contemplated service of storage of Crude Oil. If any modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks at any Facility is performed by Provider at the specific request of Customer to meet Customer’s particular needs, Customer shall bear all direct costs and capital expenditures attributable thereto, including, without limitation, the cost of engineering, design, construction, equipment and costs of removal, processing, transportation, and disposal of all waste and the cost of any taxes or charges Provider may be required to pay in regard to such waste. Provider may require Customer to pay all such amounts prior to commencement of any requested work on the Tank, or by mutual agreement, the Parties may agree upon an increase in the Fees under the applicable Agreement to reimburse Provider for its costs of such modifications, plus a reasonable return on capital.

2.7 Physical Operations. Customer understands that the Facilities may not be staffed by Provider personnel at all times when deliveries of Crude Oil to a Facility occur, and Customer and its employees, carriers, contractors, agents, suppliers or customers shall be responsible for the physical operations involved with unloading Crude Oil into a Facility when making deliveries of Crude Oil through such Facility. Such personnel shall be adequately trained and qualified, and shall meet all DOT requirements for such positions. Such personnel shall abide by all use restrictions and instructions regarding the operation of such Facility and shall be familiar with the requirements and procedures for operation of all the equipment required to unload trucks or for the storage of Crude Oil at such Facility. Customer hereby agrees to strictly abide by any and all Applicable Laws, regulations, rules, conditions and procedures that generally apply to receipt, delivery and throughput of Crude Oil at such Facility.

2.8 No Warranty. Except as expressly provided in this Agreement, no Party makes any guarantees or warranties of any kind, expressed or implied. Provider specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

ARTICLE 3

MEASUREMENT; QUALITY

3.1 Measurement Procedures. Measurement at each Facility shall be made in accordance with Provider’s standard measurement procedures for such Facility, which shall be in accordance with applicable API standards. Crude Oil received and unloaded at any Facility from Customer’s designated trucks shall be measured by the LACT unit at such Facility. In the absence of a LACT unit, the truck’s meter figure shall be used.

3.2 Quality; Contaminated Crude Oil.

(a) Specifications. Customer warrants that all Crude Oil delivered under this Agreement and any Service Order shall meet the latest applicable specifications for shipment in the Customer’s designated pipeline with respect to such Crude Oil, or mutually agreed upon specifications, upon receipt at the applicable Facility and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. Customer shall not deliver to any Facility any Crude Oil which: (i) would in any way be injurious to such Facility; (ii) would render such Facility unfit for the proper storage of the Crude Oil; (iii) may not be lawfully stored at such Facility; or (iv) otherwise do not meet applicable specifications for such Crude Oil that are customary in the location of such Facility.

(b) Testing and Analysis. Provider is not obligated to test or perform quality analyses of Crude Oil received into, stored in or delivered out of any Facility on behalf of Customer unless specifically agreed to by the Parties in writing, and any such testing or analyses, including costs thereof, will be for Customer’s account. In the absence of fraud or manifest error, any quality determination performed by Provider shall be binding on both Parties. Provider is not obligated to accept, and Provider may, without prejudice to any other remedies, reject Customer’s Crude Oil that fails to conform to the applicable quality specifications of Customer.

(c) Contaminated Crude Oil. Customer may monitor quality of the Crude Oil in accordance with its tariffs and the Operating Procedures, but Provider undertakes no duty to monitor the quality of the Crude Oil as it enters or leaves the applicable Facility.

ARTICLE 4

TITLE AND RISK OF LOSS; VOLUME LOSS

4.1 Title; Custody and Control. Provider shall be deemed to have custody of the Crude Oil at the time it enters the inlet flange of Provider’s receiving line of the applicable Facility’s truck unloading rack. As between the Parties, Customer shall be deemed to receive custody of Customer’s Crude Oil at the time it enters Customer’s designated pipeline, or other connecting pipeline, from such Facility. Upon delivery of Crude Oil for Customer’s account to Customer, or other connecting pipeline, as between the Parties, Customer shall become solely responsible for any loss or damage to Crude Oil, other property or the environment, or injury or death of Persons, arising out of transportation, handling, possession or use of such Crude Oil after transfer of custody. Subject to Sections 4.2 and 6 respectively, title to and risk of loss for all Customer’s Crude Oil received at the applicable Facility hereunder shall remain with Customer at all times. Customer hereby warrants that it shall have good title to and the right to deliver, store and receive Crude Oil pursuant to the terms of this Agreement, and that such Crude Oil will meet the specifications set forth in Section 3.2. Customer acknowledges that, notwithstanding anything to the contrary contained in this Agreement, Customer acquires no right, title or interest in or to any part of the Facilities, except the right to receive, deliver, and store the Crude Oil in the applicable Facility as set forth in the applicable Agreement. Provider (including its Affiliates, successors and permitted assigns) shall retain control of the Facilities at all times.

4.2 Loss Allowance. Provider shall have no obligation to measure volume gains and losses at any Facility. In the event third-party Crude Oil is stored at a Facility, the Parties shall mutually determine the measurement and volume loss control practices for such Facility. Provider shall be responsible to Customer only for Crude Oil losses and/or shortages resulting from the negligent or wrongful acts and omissions of Provider, its agents, employees or contractors or breach of this Agreement or any applicable Service Order by Provider, its agents, employees or contractors; provided that Provider shall not be responsible to Customer for any Crude Oil losses and/or shortages for which Customer is compensated by its cargo/inventory insurance carrier. If Customer fails to maintain cargo/inventory insurance coverage, then Provider shall also not be responsible to Customer for any Crude Oil losses and/or shortages to the extent Customer would have been compensated by its insurance carrier had Customer maintained a customary level of cargo/inventory insurance coverage. Except as provided for in this Section 4.2, Customer shall be responsible for all Crude Oil losses and/or shortages it may suffer.

ARTICLE 5

SERVICE ORDERS; FEES; INVOICES

5.1 Description. On the date hereof, Provider and Customer shall enter into one or more service orders for each Facility substantially in the form attached hereto as Exhibit 1 (each, a “Service Order”). The Parties may agree to enter into additional Service Orders following the date hereof. Upon a request by Customer pursuant to this Master Agreement or as deemed necessary or appropriate by Provider in connection with the services to be delivered pursuant hereto, Provider shall generate a Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services for any additional services or additional Facilities. No Service Order shall be effective until executed by both Parties to an Agreement.

5.2 Fees. Customer shall pay an unloading fee, storage fee and other fees (collectively “Fees” and each individually, a “Fee”) determined in accordance with one or more Service Orders between the Parties, including fees to reserve, on a firm storage basis, the Reserved Capacity in the Tanks at the applicable Facility, plus fees for Excess Storage Barrels (the “Excess Storage Fee”), injection and other services that might be applicable from time to time.

5.3 Fee Increases. With respect to each Agreement, any fees of a fixed amount set forth in such Agreement shall be increased on July 1 of each year of the Term for such Agreement, commencing on July 1, 2019, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

5.4 Reimbursement. Customer shall reimburse Provider for the actual cost of any capital expenditures that Provider agrees to make with respect to any Facility upon Customer’s request.

5.5 Surcharge.

(a) General. If, during the Term, any Applicable Laws are changed or any new Applicable Laws are enacted that require Provider to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to any Facility or the Services provided at such Facility under the applicable Agreement or any applicable Service Order, Provider may, subject to the terms of this Section 5.5, impose a surcharge to increase the applicable Fees (“Surcharge”), to cover Customer’s share of the cost of complying with such Applicable Laws, based upon the percentage of Customer’s use of such Facility or Services impacted by such Applicable Laws.

(b) Notification and Mitigation. Provider shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 5.5(a) sufficient to cover the cost of any required capital or expense projects for such Facility and any ongoing increased operating costs. Provider and Customer then shall negotiate in good faith for up to thirty (30) Days to mutually determine the effect of the changed or new Applicable Laws, the cost thereof, and how such cost shall be amortized as a Surcharge at an interest rate of no more than nine percent (9%), with the understanding that Provider and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, such Applicable Law. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in an increase of less than fifteen percent (15%) in the applicable Fee(s) under the applicable Agreement, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Provider shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in an increase of fifteen percent (15%) or more in the applicable Fee(s) under the applicable Agreement, then in accordance with Section 5.5(b), Provider shall notify Customer of the amount of the Surcharge required to reimburse Provider for its costs, plus interest and carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) Days after Provider’s notification provided in this Section 5.5(d), Customer notifies Provider that it does not agree to pay such Surcharge, Provider may elect to either:

(A) require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable Fee(s) under the applicable agreement in the aggregate; or

(B) terminate the service(s) under this Agreement to which the Surcharge applies, upon notice to Customer.

(ii) Provider’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) Day period to the extent that Provider would be obligated to make such expenditures in order to continue performance during such period.

(e) Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 5.5, the Parties shall execute an appropriate Service Order memorializing the terms of such resolution.

(f) In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of the applicable project.

5.6 Payments. Provider will invoice Customer on a Monthly basis with respect to each Agreement, and all amounts owed under such Agreement shall be due and payable in full no later than ten (10) Days after Customer’s receipt of Provider’s invoice. Any past due payments owed by Customer to Provider shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

5.7 Audit and Claims. Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party with related to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of the applicable Agreement and for a period of up to three (3) years after termination of the applicable Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

ARTICLE 6

LIENS; TAXES

6.1 Liens. Provider hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable laws, which Provider would or might otherwise have under or with respect to the Crude Oil stored or handled under this Agreement. Provider further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Crude Oil titled in Customer’s name shall not be subject to any lien on any Facility or Provider’s Crude Oil stored or handled at such Facility.

6.2 Taxes. Customer shall promptly pay or reimburse Provider for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Provider incurs on Customer’s behalf for the services provided by Provider under this Agreement or any Service Order. If Provider is required to pay any of the foregoing, Customer shall promptly reimburse Provider in accordance with the payment terms set forth in such Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 6.2 shall be specified in an applicable Service Order. If Customer is exempt from the payment of any taxes allocated to Customer, Customer shall furnish Provider with the proper exemption certificates.

ARTICLE 7

TERM; TERMINATION

7.1 Term. The initial term of each Agreement associated with a Service Order executed in connection with this Master Agreement shall commence on the Effective Date and shall continue through August 6, 2028 (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term of the applicable Agreement for up to two (2) renewal terms of five (5) years each (each, an “Extended Term”) by providing written notice of its intent to Provider no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extended Term. The Initial Term, and any Extended Term, with respect to each Agreement shall collectively be referred to herein as the “Term”. If Customer has not provided written notice of its intent to extend the Initial Term for the first Extended Term of the applicable Agreement pursuant to this Section 7.1, Provider may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term of the applicable Agreement to extend the Initial Term of the applicable Agreement for an additional two (2) years and, if exercised, such additional two (2) years shall be considered part of the “Term” of such Agreement.

7.2 Survival. The expiration or termination of any Agreement shall be without prejudice to the rights and obligations of the Parties arising prior to such expiration or termination, and shall not release any Party from any liability or obligation under such Agreement arising prior to such expiration or termination, and any provisions hereof or thereof which expressly or by their nature are intended to extend beyond the expiration or termination of the Term, shall survive such expiration or termination, including the confidentiality and non-use obligations under Section 11, Customer’s obligations under Section 7.5 and the provisions of Sections 5.5, 6.1, 6.2, 7.3, 11, 12, 14.3, 15.3 and 15.7.

7.3 Termination for Default.

(a) Default. A Party shall be in default under the applicable Agreement if any of the following occurs (each, an “Event of Default”):

(i) the Party materially breaches any provision of this Agreement or a Service Order and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not capable of being cured in a commercially reasonable manner within such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) Remedies for Default. If a Party is in default as described above, then the non-defaulting Party may: (i) terminate this Agreement as to the affected Facility upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement as to the affected Facility; and/or (iii) pursue any other remedy at law or in equity.

7.4 Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

7.5 Obligations at Termination. Customer shall, upon expiration or termination of this Agreement, promptly remove all of its Crude Oil from the respective Facility within thirty (30) days of such termination or expiration to the extent such removal is possible within this time frame. In the event all of the Crude Oil is not removed within such thirty (30) day period, Customer shall be assessed storage fees to all Crude Oil held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time as the entirety of Customer’s Crude Oil is removed from the respective Facility; provided however, that Customer shall not be assessed any storage fees associated with the removal of its Crude Oil if Customer’s ability to remove such products is delayed or hindered by Provider, its agents or contractors for any reason.

ARTICLE 8

FORCE MAJEURE

8.1 Definitions and Notice. If an event of Force Majeure delays or renders Provider unable, in whole or in part, to carry out its obligations under this Agreement with respect to a particular Facility, Provider must give Customer notice and full particulars in writing (a “Force Majeure Notice”) as soon as practicable after the occurrence of the causes relied upon, or give initial notice by telephone or e-mail and follow such notice with a written confirmation within forty-eight (48) hours after the occurrence of the event of Force Majeure. Such Force Majeure Notice shall identify the approximate length of time that Provider reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If Provider advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, at any time after Provider delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Facility, but only upon delivery to the other Party of a notice (a “Termination Notice”); provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) Month period.

8.2 Revocation of Customer Termination Notice. Notwithstanding the foregoing, if Customer delivers a Termination Notice to Provider (the “Customer Termination Notice”) and, within thirty (30) Days after receiving such Customer Termination Notice, Provider notifies Customer that Provider reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer mutually agrees (which agreement shall not be unreasonably withheld), then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

ARTICLE 9

ASSIGNMENT

9.1 Assignment by Customer. Customer shall not assign any of its rights or obligations under this Agreement or a Service Order without Provider’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2 Assignment by Provider. Provider shall not assign any of its rights or obligations under this Agreement as to the respective Facility without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Provider may assign this Agreement as to the respective Facility without Customer’s consent in connection with a sale by Provider of such respective Facility so long as the transferee: (A) agrees to assume all of Provider’s obligations under this Agreement as to such respective Facility; (B) is financially and operationally capable of fulfilling the terms of this Agreement as to such respective Facility, which determination shall be made by Provider in its reasonable judgment; and (C) is not a competitor of Customer; and (ii) Provider shall be permitted to make a collateral assignment of this Agreement as to such respective Facility solely to secure working capital financing for Provider.

9.3 Successors and Assigns. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement any Service Orders shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.4 Reserved Capacity and Title. Customer may not allow a Person (other than an Affiliate of Customer) to use any of its Reserved Capacity or transfer title of the Crude Oil to a Person (other than an Affiliate of Customer) while the Crude Oil is in a Facility, without the prior written consent of Provider, which consent shall not be unreasonably conditioned, delayed or withheld. If Provider consents to the use of the Reserved Capacity or any part thereof by such Person, Customer shall continue to be liable for all its obligations hereunder, including the Fees payable pursuant to this Agreement and the related Service Orders for the remainder of the Term.

9.5 Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 7.1. Provider shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

ARTICLE 10

NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer:

Western Refining Company, L.P.

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attention: General Counsel

If to Provider:

Western Refining Pipeline, LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: General Counsel

For all other notices and communications:

Attention: Don J. Sorensen, Senior Vice President, Logistics

phone: (210) 626-6195

email: Don.J.Sorensen@andeavor.com

ARTICLE 11

CONFIDENTIAL INFORMATION

11.1 Obligations. Each Party shall use reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 11. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving Party;

(b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;

(c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(d) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 11, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

11.2 Required Disclosure. Notwithstanding Section 11.1 above, if the receiving Party becomes legally compelled to disclose any Confidential Information by a court or other Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is legally compelled to disclose and shall reasonably cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

11.3 Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information with respect to a particular Facility, in whatever form, shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement with respect to such Facility, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any such Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 11, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

11.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its Affiliates and its and their respective employees, officers, directors, agents, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement or to comply with Applicable Law (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof; provided that the receiving Party shall remain primarily liable for any unauthorized use or disclosure of the other Party’s Confidential Information by any Receiving Party Personnel. Any

third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall, as a condition of being given access to such Confidential Information, be bound by a written agreement, at least as stringent as the terms of this Section 11, with respect to such Confidential Information.

11.5 Survival. The obligation of confidentiality under this Section 11 shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE 12

INDEMNIFICATION; DAMAGES LIMITATION

12.1 Provider Indemnities. Notwithstanding anything else contained in this Agreement or any Service Order, Provider shall release, defend, protect, indemnify, and hold harmless Customer and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Provider Group) (collectively the “Customer Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Customer or Provider and, as applicable, their carriers, customers, representatives, and agents, (b) loss of or damage to any property, products, material, and/or equipment belonging to Customer or Provider, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors, (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Provider in connection with the ownership or operation of the applicable Facility and services provided hereunder, and, as applicable, their carriers, customers (other than Customer), representatives, and agents, or those of their respective employees with respect to such matters, and (d) any losses incurred by Customer due to violations of this Agreement or any Service Order by Provider, or, as applicable, its carriers, customers (other than Customer), representatives, and agents; PROVIDED THAT PROVIDER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP.

12.2 Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Service Order, Customer shall release, defend, protect, indemnify, and hold harmless Provider and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Customer Group) (collectively the “Provider Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Provider or Customer and, as applicable, their carriers, customers, representatives, and agents; (b) loss of or damage to any property, products, material, and/or equipment belonging to Provider or Customer, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Customer, in connection with Customer’s use of the applicable Facility and the services provided hereunder and Customer’s Crude Oil unloaded and stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (d) any losses incurred by Provider due to violations of this Agreement or any Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT CUSTOMER SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP.

12.3 No Affiliation. Customer and Provider shall not be considered affiliated or affiliates of one another for purposes of the indemnification provisions set forth in this Agreement.

12.4 Written Claim. Neither Party shall be obligated to indemnify the other Party or any member of such Party’s Indemnified Group or be liable to the other Party or any member of such Party’s Indemnified Group unless a written claim for indemnity is delivered to the other Party within ninety (90) Days after the date that a claim is reported or discovered, whichever is earlier.

12.5 No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Article 12 are independent of any insurance requirements as set out in Article 13, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

12.6 Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

12.7 Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

12.8 Limitation on Liability. Notwithstanding anything to the contrary contained herein, no Party shall be liable or responsible to another Party or any member of such Party’s Indemnified Group for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or any member of such

Party’s Indemnified Group that arise out of or relate to this Agreement, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party or any member of such Party’s Indemnified Group is properly entitled to indemnification from another Party pursuant to the express provisions of this Agreement.

ARTICLE 13

INSURANCE

13.1 Coverage. With respect to each Facility, at all times during the Term for such Facility and for a period of two (2) years after termination of this Agreement as to such Facility for any coverage maintained on a “claims-made” or “occurrence” basis, Customer shall maintain at its expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed by the Parties pursuant to a Service Order. Customer shall require that its carriers and its and their respective contractors providing authorized drivers or authorized vehicles carry such insurance, and Customer shall be liable to Provider for their failure to do so. Such insurance shall provide coverage to Provider and such policies, other than Worker’s Compensation Insurance, shall include Provider as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Provider (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to Provider, eligible to do business in the State where the applicable Facility is located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that either Party may procure worker’s compensation insurance from the state fund of the applicable state where the respective Facility is located. All limits listed below are required MINIMUM LIMITS:

(a) Workers Compensation and Occupational Disease Insurance which fully complies with the law of the state in which the applicable Facility is located, in limits not less than statutory requirements;

(b) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(c) Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Provider or by law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(d) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(e) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(f) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(g) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover all Crude Oil owned by Customer in the Facility.

13.2 Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Provider, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

13.3 Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Customer will furnish to Provider, and at least annually thereafter (or at any other times upon request by Provider) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement as to the applicable Facility), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of Provider and shall provide that there will be no material change in or cancellation of the policies unless Provider is given at least thirty (30) Days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Provider prior to policy expiration.

13.4 Self-Insurance. Customer shall be solely responsible for any deductibles or self-insured retention.

ARTICLE 14

COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

14.1 Compliance with Law. Each Party certifies that none of the Crude Oil covered by this Agreement is or will be derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any Applicable Laws.

14.2 Licenses and Permits. Provider shall maintain all necessary licenses and permits for the unloading and storage of Crude Oil at the Facility.

14.3 Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with, all Applicable Law which directly or indirectly affects the Crude Oil throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Crude Oil hereunder, or the ownership, operation or condition of the Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be deemed to be modified to conform the obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

14.4 New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party in connection with its performance of this Agreement, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to such new or changed Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings originally set forth herein. To the extent that any such new or changed Applicable Law requires Provider to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Facility or the Services provided hereunder, those effects shall be governed by Article 5 of this Agreement.

ARTICLE 15

GENERAL PROVISIONS

15.1 Modification; Waiver. This Agreement and the related Service Orders may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or a Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, a Service Order or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or a Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing or anything herein to the contrary, in the event of termination of this Agreement as to a particular Facility in accordance with this Agreement, Schedule I shall be amended to remove such Facility and associated Tanks from the force and effect of this Agreement; provided, however, that this Master Agreement shall remain in full force and effect with respect to the Facilities (and associated Tanks) remaining on Schedule I.

15.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the related Service Orders, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

15.3 Governing Law; Jurisdiction. This Agreement and any applicable Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Service Orders brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

15.4 Counterparts. This Agreement and any Service Orders hereunder may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

15.5 Severability. Whenever possible, each provision of this Agreement and any Service Order will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement, a Service Order or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

15.6 No Third-Party Beneficiaries. Except as provided in Article 12, is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

15.7 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR A SERVICE ORDER OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

15.8 Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement: (i) preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party; (ii) plural and singular words each include the other; (iii) masculine, feminine and neutral genders each include the others; (iv) the word “or” is not exclusive and includes “and/or”; (v) the words “includes” and “including” are not limiting; (vi) references to the Parties include their respective successors and permitted assignees; and (vii) the headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

PROVIDER:

Western Refining Pipeline, LLC

By:	/s/ Steven M. Sterin
Name: Steven M. Sterin
Title: President and Chief Financial Officer

CUSTOMER:

Western Refining Company, L.P.,

By Western Refining GP, LLC, its general partner

By:	/s/ Stephan E. Tompsett
Name: Stephan E. Tompsett
Title: Vice President and Treasurer

Signature Page to Unloading and Storage Agreement

SCHEDULE I

TANKS AND RESERVED CAPACITY AT THE FACILITIES

Facility	Tank Number	Reserved Capacity (Barrels)
Mesquite	7112	53,810
Yucca	7212	53,767
Mason East	3111	80,559
Mason East	3112	80,632
Wink (“Jackrabbit”)	3511	119,039
Wink (“Jackrabbit”)	3512	119,184
Wink (“Jackrabbit”)	3513	80,369
Wink (“Jackrabbit”)	3514	80,540

Schedule 1

Exhibit 1

Form of Service Order

SERVICE ORDER PURSUANT TO THE

MASTER UNLOADING AND STORAGE AGREEMENT

[•] FACILITY

This Service Order (“Service Order”) is entered as of             , 2018, by and between Western Refining Pipeline, LLC (“Provider”), and Western Refining Company, L.P. (“Customer”), pursuant to and in accordance with the terms of the Master Unloading and Storage Agreement dated as of August 6, 2018 (the “Master Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

Pursuant to the Master Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i)	the Fees; and

(ii)	any applicable Surcharges; and

(iii)	any other fees or services mutually agreed upon between the Parties.]

Except as set forth in this Service Order, the other terms of the Master Agreement are hereby incorporated by reference and shall continue in full force and effect and shall apply to the terms of this Service Order.

[Signature Page Follows]

Exhibit 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Service Order as of the date first written above.

PROVIDER:

Western Refining Pipeline, LLC

By:
Name: Steven M. Sterin
Title: President and Chief Financial Officer

CUSTOMER:

Western Refining Company, L.P.,

By Western Refining GP, LLC, its general partner

By:
Name: Gregory J. Goff
Title: President and Chief Executive Officer

Exhibit 1